FS Investment Corporation II - 8K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC II Announces First Quarter 2015 Earnings Release and Conference Call

PHILADELPHIA, PA, April 30, 2015 – FS Investment Corporation II (“FSIC II”) announced today plans to release its first quarter 2015 results on Friday, May 15, 2015, after the market close.

FSIC II will host a conference call at 12:00 p.m. (Eastern Time) on Monday, May 18, 2015, to discuss its first quarter 2015 results. All interested parties are welcome to participate. You can access the conference call by dialing 1 (800) 447-0521 and using conference ID 39503162 approximately 10 minutes prior to the call.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting FSIC II’s “Literature” page at www.franklinsquare.com.

About FSIC II

FSIC II is a publicly registered, non-traded business development company (“BDC”) sponsored by Franklin Square Capital Partners (“Franklin Square”). FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is advised by FSIC II Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $72.9 billion in assets under management as of December 31, 2014, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $14.9 billion in assets as of December 31, 2014 and is the world’s largest manager of BDC assets. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

CONTACT:

Franklin Square Media Team

215-495-1174

media@franklinsquare.com

Important Disclosures

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.